Exhibit 10.1

July 26, 2023

Dear Andy,

In recognition of the critical role you play in our success and your appointment as Chief Financial Officer of the Sporting Products company, the Board of Directors of Vista Outdoor has approved a base salary increase for you to $470,000 effective July 25, 2023.

Additionally, your target incentive under our Annual Incentive Plan (“AIP”) for Fiscal Year 2024 (“FY24”) will be equal to 70% of your base salary ($329,000 at target). For Fiscal Year 2024, you will receive full-year credit at the new AIP target and your maximum AIP opportunity will be 200% of your AIP target.

Finally, the MDCC has approved an increase to your long-term incentive (“LTI”) target under the Vista Outdoor Inc. 2020 Stock Incentive Plan equal to a FY24 award of $1,055,000. For Fiscal Year 2024, you will receive a one-time Restricted Stock Units (RSUs) grant of $881,750 (difference between your combined RSU and Performance Share grant value of $173,250 approved by the MDCC on March 6, 2023 and your new LTI target approved on July 25, 2023):

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RSUs.  Vesting of the RSUs will occur in three equal installments on the first, second and third anniversaries of the grant date provided you are employed by Vista Outdoor through the applicable vesting date. The grant date value of the RSU award is $881,750. You will be issued 30,680 RSUs, which was determined by dividing $881,750 by the closing price of a share of Vista Outdoor’s common stock on July 25, 2023 ($28.74).

We believe the LTI award provides you with substantial upside and the ability to participate in our success as we drive results for the business in the years to come.

The annual LTI grants are subject to the terms and conditions set out in the equity plan and your award agreements, both of which will be delivered to you online through E*TRADE, Vista Outdoor’s stock plan administrator. You will receive an email within a week after July 25, 2023 with instructions on how to accept the RSU grants online. You will receive a separate email to accept your Performance Share grant that includes the applicable terms and targets.

Vista Outdoor reserves the right, in its discretion, to modify or terminate the AIP or LTI programs at any time, including without limitation adjusting an executive’s AIP or LTI targets, grants or payouts for performance or other reasons. An executive’s participation in our AIP or LTI programs for any year does not entitle the executive to future participation in any future bonus or equity programs.

The terms of this letter do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. All employment at Vista Outdoor is at the mutual will of Vista Outdoor and the employee and either party may terminate the employment relationship at any time and for any reason, with or without cause or notice. The at-will employment relationship cannot be altered, unless it is done so in writing and signed by Board of Directors of Vista Outdoor.

I am excited about the future of Vista Outdoor and the role you will play in delivering value for our shareholders. To confirm acceptance of this promotion, please sign, date, and return to Mike Olin, Director, Compensation at Michael.Olin@VistaOutdoor.com.

Sincerely,

By:	/s/ Gary McArthur
	Name:	Gary McArthur
	Title:	Chief Executive Officer (Interim)

Accepted:

By:	/s/ Andrew Keegan
	Name:	Andrew Keegan